CONVERTIBLE DEBT SETTLEMENT AGREEMENT

THIS CONVERTIBLE DEBT SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of January 2009, by and among Professional Offshore Opportunity Fund, LLC (“POOF”), Professional Traders Fund, LLC (“PTF”), First Mirage, Inc., (“Mirage”), Anc Group, Inc., (“ANC”), Generation Capital Associates, Inc. (“Generation Cap”)(collectively the “Sellers”)  and NextMart, Inc., a Delaware corporation (referred to as the “Company”).

W I T N E S S E T H:

WHEREAS, Sellers are the record and beneficial owners of (i) $1,500,000 in principal amount of senior convertible notes of the Company, and such notes include $610,126 in interest and default penalties thereon, comprised of $70,126 in accrued interest, $300,000 in default premium, $6,000 in late filing fees, and $234,000 in late effectiveness fees (together the principal, accrued interest and default penalties shall be referred to herein as the  (“Convertible Debt”) and (ii) certain stock purchase warrants; all issued pursuant to a transaction dated March 22, 2007 as described in greater detail under a Form 8-K of the Company filed on March 23, 2007 with the Securities and Exchange Commission including exhibits thereto (the “Transaction”),

WHEREAS, the Sellers desire to sell the Convertible Debt back to the Company and the Company desires to purchase the Convertible Debt upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.

Sale and Transfer of the Convertible Debt.

(a). At the Closing (as hereinafter defined) and subject to the terms and conditions of this Agreement, the Sellers shall sell, convey and deliver to the Company, and the Company shall purchase and accept from the Sellers, the Convertible Debt for the purchase price specified in Section 2 below.

(b). In consideration of covenants and agreements contained herein, and except as so limited by paragraph 1 (d) below, Sellers, jointly and severally, and their respective officers, directors, employees and affiliates hereby forever waive, release and discharge the Company, its officers, directors, agents, employees, subcontractors, and their affiliates, from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, rights, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckoning, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities or obligations, whether known or unknown, which arise out of, or which may, can, or shall arise out of, or which have or ever had arisen out of, or which could have arisen out of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of Closing, including any and all of the foregoing related to the Transaction and any agreement, arrangement, obligation, undertaking, or understanding, written or otherwise, relating thereto.

(c). In consideration of covenants and agreements contained herein, and except as so limited by paragraph 1 (d) below, the Company, and its officers, directors, employees and affiliates hereby forever waive, release and discharge the Sellers and their respective officers, directors, agents, employees, subcontractors, and their affiliates, from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, rights, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckoning, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future

-  -

duties, responsibilities or obligations, whether known or unknown, which arise out of, or which may, can, or shall arise out of, or which have or ever had arisen out of, or which could have arisen out of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of Closing, including any and all of the foregoing related to the Transaction and any agreement, arrangement, obligation, undertaking, or understanding, written or otherwise, relating thereto.

(d). Notwithstanding the foregoing, or anything to the contrary contained herein, the waivers, releases and discharges contained in paragraph 1 (b) and (c) shall be effective at Closing, and shall not apply to the enforcement of any term of this Agreement or the stock purchase warrants issued in connection with the Transaction (“Warrants”), except that, as additional consideration for entering into this agreement, the Warrants are amended and modified as follows;

(i) the registration rights obligation of the Company as stated in paragraph 9 Registration Rights of each Class A, Class B, and Class C (if issued) Warrant certificate are hereby redacted and deleted in its entirety,

(ii) the purchase price reset provision contained in paragraph 3.4 Share Issuance of each Class A, Class B and Class C (if issued) Warrant certificate is  hereby redacted and deleted in its entirety, and

(iii) the Warrants may be exercised by presentation and surrender of the Warrants to the Company at its principal executive offices with a written notice of the holder’s intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock (as defined in the Warrants) to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”). In the event of a Cashless Exercise, in lieu of paying the Exercise Price (as defined in the Warrants) in cash, the holder(s) shall surrender the Warrants for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current market price per share of the Common Stock and the Exercise Price, and the denominator of which shall be the then current market price per share of Common Stock.

2.

Purchase Price. In exchange for returning the Convertible Debt to the Company and other considerations contained herein, the Company shall pay $2,110,126 in principal, accrued interest and default penalties to the Sellers in the following manner:

(a)

Buyer shall pay, or cause to be paid, to the Sellers (proportionately) 1/6th of the $1,500,000 principal amount ($250,000) every ninety (90) days from Closing, with the initial payment due at Closing;

(b)

The aggregated accrued interest and default penalties of $610,126 shall be paid in common shares of CEC Unet Plc. (AIM: CECU) (“CECU Shares”).  The amount of CECU shares payable to the Sellers shall be calculated by using the lowest bid price of the CECU shares for the five days prior to the payment date minus ten percent (10%). Within 90 days of Closing (“CECU Payment Date”), the Company will deliver to the Sellers that number of CECU Shares equaling $610,126 based on the valuation stated in the preceding sentence. The CECU Shares shall be issued to the Sellers in proportion to their ownership of the Convertible Debt, which is as follows; POOF – 53.33%, PTF – 20%, Generation Cap – 13.33%, Mirage – 6.67%, and ANC 6.67%. Notwithstanding anything contained in the 2(b) to the contrary, if on the CECU Payment Date, the CECU Shares are not trading on the AIM Market, then in such event, an amount of $610,126 in cash or cash equivalents shall be paid to the Sellers Company on such date.

3.

Closing. The Closing of the transaction described in this Agreement shall take place on such date as mutually determined by the parties hereto (the “Closing”), which Closing is expected to be on or before January 21, 2009, unless extended by mutual consent of the parties hereto. At Closing, Sellers will deliver to Buyer the original instruments of the Convertible Debt marked “satisfied in full”, along with bill of sales reflecting the transfer of the Convertible Debt.

-  -

4.

Termination of Subscription Agreement, Senior Debt Status, and Accord and Satisfaction.

(a). Effective as of the Closing, the respective subscription agreements relating to the Transaction by and between the Company and each Seller including the terms and conditions therein are terminated and are of no further force and effect.

(b). As additional consideration for entering into this Agreement, the Company hereby covenants and agrees that the indebtedness herein, that is the payment of Purchase Price as provided in Section 2 herein, shall rank senior to all future indebtedness of the Company and shall not be subordinated to any obligations of the Company.  Until the Purchase Price has been paid as provided in Section 2 herein, the Company shall take all steps reasonably necessary to protect, preserve and maintain the senior status of the indebtedness, including the procurement of subordination agreements from any future debtholders of the Company.

(c). The Parties hereby acknowledge and agree that the terms and conditions herein represent an accord and satisfaction of all amounts, claims, rights, and demands of any kind or nature due or arising under the Transaction.

5.

Representation and Warranties of the Sellers. Each Seller, jointly and severally, represents and warrants to the Company as of this date and at Closing that:

(a)

Authority. The Sellers are the record and beneficial owners of the Convertible Debt, and they have all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions provided for herein. This Agreement has been duly authorized, executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by the Sellers does not and will not violate any provision of any law, regulation or order, or conflict with or result in the breach of, or constitute a default under, any material agreement or instrument to which the Sellers are a party or by which the Sellers may be bound or affected.

(b)

No Violation The execution, delivery and performance of and compliance with this Agreement and the bill of sale, and the issuance and sale of the Convertible Debt by each Seller, will not; violate any law, rule, regulation, order, or decree of any governmental authority to which such Seller is subject, nor result in a material breach of any contract to which such Seller is bound and to which the Convertible Debt are subject, nor result in a violation or breach by such Seller of any judgment, order, writ, injunction or decree issued against or imposed upon such Seller, nor result in a material breach or default under (or an event that, with giving of notice or passage of time or both, would constitute a breach of or default under), or termination of, or accelerate the performance required by, nor result in the creation or imposition of, any material security interest, lien, charge or other encumbrance upon the Convertible Debt under any contract, instrument or agreement to which such Seller is a party or by which such Seller or any of the Convertible Debt are bound,  and nor result in any material violation, or be in conflict with or constitute a default under any organizational documents, by-laws or other corporate documents of such Seller.

(c)

Title. Each Seller has good and marketable title to the Convertible Debt free and clear of all liens and encumbrances.

(d)

Non-Affiliate Status.  Each Seller is not now nor have ever been affiliates of the Company or its predecessor(s); as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

-  -

(e)

Original Issue Form. Except as stated herein, the instrument representing the Convertible Debt is in original issue form, without any notations, markings or interlineations of any kind or nature.

(f)

No Contract. The Convertible Debt is not subject to any contract, agreement, arrangement or understanding, written or otherwise, which would adversely affect or otherwise prohibit or limit the acquisition of the Convertible Debt by the Company.

6.

Representation and Warranties of the Company. The Company represents and warrants to the Sellers, jointly and severally, as of this date and at Closing that:

(a)

Authority.  The Company has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions provided for herein.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.  The execution, delivery and performance of this Agreement by the Company does not and will not violate any provision of any law, regulation or order, or result in the breach of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which the Company may be bound or affected.

(b)

No Solicitation.  The Company’ purchase of the Convertible Debt hereunder has not been solicited by means of general solicitation or by advertisement.

(c).

No Violation. The execution, delivery and performance of and compliance with this Agreement by the Company, will not; violate any law, rule, regulation, order, or decree of any governmental authority to which the Company is subject, nor result in a material breach of any contract to which the Company is bound, nor result in a violation or breach by the Company of any judgment, order, writ, injunction or decree issued against or imposed upon the Company, nor result in a material breach or default under (or an event that, with giving of notice or passage of time or both, would constitute a breach of or default under), or termination of, or accelerate the performance required by, nor result in the creation or imposition of, any material security interest, lien, charge or other encumbrance upon assets of the Company under any contract, instrument or agreement to which the Company is a party,  and nor result in any material violation, or be in conflict with or constitute a default under any organizational documents, by-laws or other corporate documents the Company.

7.

Entire Agreement. This Agreement constitutes the complete understanding between the parties hereto with respect to the subject matter hereof, and no alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by each party.  This Agreement supersedes and terminates any and all prior agreements or understandings between the parties regarding the subject matter hereof.

8.

Fees and Costs. The Sellers and the Company shall each bear their own fees and costs incurred in connection with this Agreement.

9.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

10.

Governing Law. This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New Jersey.

-  -

11.

Survival of Representations and Warranties. All representations and warranties made by the Sellers and the Company shall survive the Closing.

12.

Jurisdiction and Venue. Any claim or controversy arising out of or relating to the interpretation, application or enforcement of any provision of this Agreement, shall be submitted for resolution to a court of competent jurisdiction in New Jersey.  The parties hereby consent to personal jurisdiction and venue in New Jersey.

13.

Construction and Severability. In the event any provision in this Agreement shall, for any reason, be held to be invalid or unenforceable, this Agreement shall be construed as though it did not contain such invalid or unenforceable provision, and the rights and obligations of the parties hereto shall continue in full force and effect and shall be construed and enforced in accordance with the remaining provisions hereof.

14.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.

Paragraph Headings.  The paragraph headings contained in this Agreement are for convenience only and shall not affect in any manner the meaning or interpretation of this Agreement.

16.

Rule of Construction Relating to Ambiguities. All parties to this Agreement acknowledge that they have each carefully read and reviewed this Agreement with their respective counsel and/or other representative, and therefore, agree that the rule of construction that ambiguities shall be construed against the drafter of the document shall not be applicable.

17

Dollar Amounts. All amounts herein are in US dollars.

18.

Voting Agreement. It is understood that the Company may consider transferring and assigning its subsidiary William Brand Administer Co. Ltd  back to Mr. Huiliang Ren in exchange for cancellation of any and all shares issued to William Brand and all related parties in any and transactions. The transaction will be subject to shareholder approval. The Sellers hereby agree to vote any shares of common stock of the Company held by such parties in favor of the William Brand transaction.

-  -

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Seller: Professional Offshore Opportunity Fund, LLC

__________________________________________

Seller: Professional Traders Fund, LLC

__________________________________________

Seller: First Mirage, Inc.

__________________________________________

Seller: ANC Group, Inc.

__________________________________________

Seller: Generation Capital Associates, Inc.

__________________________________________

Company: NextMart, Inc.

By:_____________________________________

     Name:

     Title:

-  -